Exhibit 10.5

TERMINATION AND FORBEARANCE AGREEMENT

THIS TERMINATION AND FORBEARANCE AGREEMENT entered into such that it be effective from and as of the 30111 day of August, 2013 (the "Agreement"), is trade between VECTOR RESOURCES INC. (the ''Vector"), SELECT-TV SOLUTIONS INC. ("STVS") and ORIANA TECHNOLOGIES INC. ("ORN-CDN").

WHEREAS the parties hereto entered into a Letter of Intent dated November 12, 2012, as amended, (the "LOI"), pursuant to which the parties had agreed to a TSX-Venture Qualifying Transaction process within the meaning of the policies of the TSX Venture Exchange (the "Qualifying Transaction");

AND WHEREAS on February 18, 2013 ORN-CDN issued two separate promissory notes to Vector, in the principal amounts of CAN$50,000 and CAN$25,000 (collectively, the "Notes"), respectively, pursuant to which ORN-CDN promised to pay Vector the cumulative amount of CAN$75,000 (the "Repayment");

AND WHEREAS Vector has, at the request of STVS and ORN-CDN, agreed to refrain from demanding repayment under the Notes for a period of time, pursuant to the terms set forth herein to enable either of STVS, Oriana Technologies, Inc. ("ORN-USA"), ORN-CDN (collectively, the "STVS Group") to merge with or otherwise be acquired by a reporting issuer in the United States or Canada (the "Transaction") and, concurrently with the Transaction, raise up to USD$1.5 Million to be used, in addition to the pursuit of the STVS Group's business, to reimburse Vector for its loans to ORN-CDN as evidenced by the Notes;

AND WHEREAS concurrent with the execution of this Agreement, STVS will issue an additional promissory note, maturing December 31, 2014, in favour of Vector for a principal amount of CAN$150,000, which note provides that STVS will proctu·e that any reporting issuer in the United States or Canada with whom the relevant entity of the STVS Group (the "Note Issuer") completes a Transaction will assume the obligations under the note and will agree that such note shall be convertible at a per security price equal to 50% of the deemed price of the securities that are to be issued in connection with the Transaction (the "New Note");

AND WHEREAS STVS has been informed by Vector that, in consideration of the issuance of the New Note, Vector consents to the termination of the LOI and to refrain from exercising any Repayment Rights during the Forbearance Period (as such capitalized expressions are hereinafter defined);

NOW THEREFORE in consideration of the foregoing, the sum of $1.00 in lawful money of Canada now paid by each party to the other, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, the parties agree as follows:

1.	Defined Terms. The following terms shall have the meanings set out below:

"Repayment Rights" means the rights accruing to Vector to receive the Repayment pursuant to the Notes.

"Forbearance Period" means a period commencing on the date hereof and extending up to and including March 31, 2014.

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2.                    Termination of LOI. The LOI is null and void and hereby terminated. None of Vector, STVS nor ORN-CDN shall have any continuing performance obligations whatsoever under the LOI. Without limiting the foregoing, each of the parties hereto waives any notice of termination requirements that any other was obligated to provide pursuant to the terms of the LOI.

3.                    Forbearance. Vector agrees that for the duration of the Forbearance Period it shall not enforce by way of proceeding, claim or otherwise the Repayment Rights.

4.                    Termination of Forbearance. Upon the expiry of the Forbearance Period, this Agreement shall terminate and, in the event the Repayment of the Notes has not occurred by such time, any and all rights existing under the Notes shall remain vested in Vector as if this Agreement had never existed.

5.                     Confirmation. The forbearance set forth in Section 3 of this Agreement shall be effective only· in this instance and only in respect of the Repayment Rights that accrued up to the date hereof and shall not be deemed to be a waiver of or forbearance in any other rights accruing to Vector.

6.                    Waiver of Claim. Vector hereby acknowledges that it has been expressly advised that the STVS Group currently has no funds whatsoever and is unable to repay the Notes at the time of the signing of this Agreement. Further, Vector agrees and confirms that it hereby waives any and all claims of any nature whatsoever and exonerates the directors and officers of STVS (Messrs. RichardT. Groome and Geoffrey P. Mott) and the sole director and officer of ORN CDN and ORN-USA (Mr. Richard T. Groome), from any personal liability under the Note and the New Note arising hereunder.

7.                    Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the Federal Laws of Canada applicable therein.

8.                    Counterparts. This Agreement may be executed in any number of counterparts (including by way of facsimile) and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF the parties have executed or have caused the Agreement to be executed by their respective duly authorized officers on the 19th day of November, 2013.

VECTOR RESOURCES INC.

Per:	/s/ D. Levitt
Authorized Signing Officer

SELECT-TV SOLUTIONS INC.

Per:	/s/ signature
Authorized Signing Officer

ORIANA TECHNOLOGIES INC.

Per:	/s/ signature
Authorized Signing Officer

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